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                                [IAT LETTERHEAD]

Mr. Klaus Grissemann
Grisseman Consulting SA
1662 Pringy







                                                         Vogelsang, July 1, 1998
                                                         MG




Dear Mr. Grisseman

Pursuant to your discussion with Jacob Agam this is to confirm that we have agreed to pay you an amount of $25,000 for your services rendered in connection with (i)the acquisition of companies and (ii) the equity/convertible debentures financing of IAT Multimedia, Inc. Such amount shall become due and payable upon consummation of each transaction, provided, however, that the total amount during a twelve month period starting May 1, 1998 shall not exceed $50,000.

All other terms of your agreement with IAT AG, Turgi of September 1, 1992 and the amendment of December 19, 1994 shall remain in full force and effect.


Sincerly,

IAT Multimedia, Inc.

/s/ Jacob Agam

Jacob Agam